Exhibit 99.1

TUCOWS TO ACQUIRE BOARDTOWN LEADING PROVIDER OF

BILLING AND CUSTOMER CARE SUITE

— Platypus to Complement Wholesale Offerings to
6,000 Service Providers —

TORONTO, CANADA (April 21, 2004) – Tucows Inc. (OTCBB:TCOW) today announced that it has signed a definitive agreement to acquire all of the issued and outstanding shares of common stock of privately held Boardtown Corporation, a leading provider of billing and customer care software solutions to Internet Service Providers (ISPs) and Application Service Providers (ASPs) worldwide. The transaction is expected to close within the next two weeks.

“Provisioning, billing and customer care are critical functions for ISPs, driving the flow of revenue and facilitating the provision of exemplary customer service and the addition of new products,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Billing and other backoffice solutions naturally complement our existing wholesale Internet services and will allow our customers to further rationalize their back office costs and focus on revenue generation.  We expect that both companies will benefit from the significant cross-marketing opportunities created by this transaction.”

Boardtown, with over 700 active customers, has been profitable since 1997 and has no debt. Tucows expects the acquisition to be immediately accretive to cash flow from operations.  Boardtown will continue to operate from its current headquarters in Starkville, Mississippi.

“Tucows and Boardtown share a similar vision,” said Bill Ford, President, Boardtown Corporation.  “We look forward to offering our products to Tucows’ large and growing base of Internet service providers and web hosting companies and enhancing our products by leveraging Tucows’ industry knowledge.”

Boardtown’s premier product, Platypus Billing System v4.0, is a leading recurring billing and subscriber management software solution for ISPs, ASPs and wireless providers.

“The acquisition is consistent with our strategy to leverage our channel of more than 6,000 resellers to deliver a wide range of Internet services and products,” continued Mr. Noss. “Boardtown has been very successful identifying the unique needs of ISPs and has proven its ability to provide both robust solutions and exceptional customer service and support.  We believe that the ability to offer our customers these additional functionalities will significantly contribute to maximizing the value of our customer relationships.”

Tucows will satisfy the purchase price of $4.0 million through $3.0 million in cash and $1.0 million in unregistered Tucows shares.  $1.75 million of the purchase price is contingent upon Boardtown achieving specified performance milestones over the next 36 months.

About Boardtown Corporation

Based in Starkville, Mississippi and incorporated in 1997, Boardtown Corporation is a leading provider of billing and subscriber management software solutions to service providers worldwide.  Boardtown has customers in 50 U.S. states and 40 countries.  For more information about the corporation, visit www.boardtown.com.

About Tucows

Tucows Inc. is a leading wholesaler of Internet services to a global network of more than 6,000 resellers such as ISPs and web hosting companies. Tucows provides a range of outsourced Internet services and products, including: domain name registration and management, digital certificates, managed DNS, and email services. The company is the largest ICANN-accredited wholesale domain name registrar. Tucows also distributes software and other digital content through its global network of affiliates offering more than 40,000 software titles. For more information, please visit: www.tucowsinc.com.

Contact:
Jacqueline Cook
Director Marketing
Tucows Inc.

jcook@tucows.com
416-538-5450

This news release contains, in addition to historical information, forward-looking statements related to such matters as (i) the expected closing date of the acquisition of Boardtown Corporation, (ii) Tucows’ expectations that the both companies will benefit from the significant cross-marketing opportunities created by the transaction, (iii) Tucows expectation that the acquisition will be immediately accretive to cash flow from operations, and (iv) Tucows belief that the ability to offer its customers the additional functionality will significantly contribute to maximizing the value of its customer relationships.  Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission.  All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.